Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our reports dated March 28, 2025, with respect to the ﬁnancial statements of Guggenheim Credit Income Fund, Guggenheim Credit Income Fund 2019 and Guggenheim Credit Income Fund 2016T included in the Annual Reports (Form 10-Ks) for the year ended December 31, 2024, into this Proxy Statement, ﬁled with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, MA

April 14, 2025